As filed with the Securities and Exchange Commission on November 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SomaLogic, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	52-4298912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2945 Wilderness Place Boulder, CO	80301
(Address of Principal Executive Offices)	(Zip Code)

SomaLogic, Inc. 2009 Equity Incentive Plan

SomaLogic, Inc. 2017 Equity Incentive Plan

SomaLogic, Inc. 2021 Omnibus Incentive Plan

SomaLogic, Inc. 2021 Employee Stock Purchase Plan

Option Agreements Outside of Equity Incentive Plan

(Full Title of the Plan)

Roy Smythe

Chief Executive Officer

SomaLogic, Inc.

2945 Wilderness Place

Boulder, Colorado 80301

(303) 625-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Herbert F. Kozlov, Esq. Ari Edelman, Esq. Lynwood E. Reinhardt, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 Telephone: (212) 521-5400	Ruben Gutierrez General Counsel SomaLogic, Inc. 2945 Wilderness Place Boulder, Colorado 80301 Telephone: (303) 625-9000	Jeffrey G. Aromatorio, Esq. Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 Telephone: (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $0.0001 par value per share ("Shares") issuable upon future grants under the 2021 Omnibus Incentive Plan	21,300,000	(2)	$13.84	(3)	$294,792,000.00	(3)	$27,327.22
Shares issuable upon future grants under the 2021 Employee Stock Purchase Plan	425,100	(4)	$11.76	(5)	$4,999,176.00	(5)	$463.42
Shares issuable upon the exercise of outstanding options and satisfaction of awards under the 2017 Equity Incentive Plan	10,434,393	(6)	$4.24	(7)	$44,241,826.32	(7)	$4,101.22
Shares issuable upon the exercise of outstanding options and satisfaction of awards under the 2009 Equity Incentive Plan	1,465,243	(8)	$1.76	(9)	$2,578,827.68	(9)	$239.06
Shares issuable upon the exercise of outstanding options under Option Agreements Outside of Equity Incentive Plan	5,259,078	(10)	$4.10	(11)	$21,562,219.80	(11)	$1998.82
Total	38,883,814				$368,174,049.80		$34,129.74

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the SomaLogic, Inc. 2017 Equity Incentive Plan (“2017 EIP”), 2009 Equity Incentive Plan (“2009 EIP”), 2021 Omnibus Incentive Plan (“2021 OIP”), 2021 Employee Stock Purchase Plan (“2021 ESPP”), and option agreements made outside of any equity incentive plan (“Option Agreements Outside of Equity Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2021 OIP. The number of shares of Common Stock reserved and available for issuance under the 2021 OIP will automatically increase on January 1 of each year commencing on January 1, 2022, in an amount equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding year, unless the board of directors of the Registrant acts prior to January 1 of a given year to provide that there will be no such increase for such year or that the increase for such year will be a lesser number of shares of Common Stock. Such additional shares have not been included in this Registration Statement and will be registered at such time as each respective increase in shares reserved and available for issuance under the 2021 OIP becomes effective.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market under the symbol “SLGC” on November 4, 2021, which was $13.84 per share.
(4)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2021 ESPP.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Capital Market under the symbol “SLGC” on November 4, 2021, which was $13.84 per share, multiplied by 85%. Pursuant to the ESPP, shares of Common Stock are sold at 85% of fair market value of the Common Stock at the time at which such option is exercised.
(6)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2017 EIP.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $4.24 per share, which is the weighted-average exercise price for options outstanding under the 2017 EIP.
(8)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2009 EIP.
(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $1.76 per share, which is the weighted-average exercise price for options outstanding under the 2009 EIP.
(10)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under Option Agreements Outside of Equity Incentive Plan by the Registrant.
(11)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $4.10 per share, which is the weighted-average exercise price for options outstanding under Option Agreements Outside of Equity Incentive Plans.

EXPLANATORY NOTE

On September 1, 2021, pursuant to that certain Agreement and Plan of Merger, dated as of March 28, 2021, as amended by Amendment No. 1 and Amendment No. 2 thereto, dated as of May 12, 2021 and July 15, 2021, respectively, by and among CM Life Sciences II Inc. (“CMLS II”), SomaLogic, Inc., a Delaware corporation (“Old SomaLogic”), and S-Craft Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CMLS II (“Merger Sub”), (i) Old SomaLogic changed its name to “SomaLogic Operating Co., Inc.,” (ii) CMLS II changed its name to “SomaLogic, Inc.”, and (iii) Merger Sub merged with and into Old SomaLogic (the “Merger”), with Old SomaLogic as the surviving company in the Merger and, after giving effect to such Merger, Old SomaLogic becoming a wholly-owned subsidiary of the Registrant. The Registrant’s Common Stock commenced trading on the Nasdaq Capital Market under the symbol “SLGC” on September 2, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, SomaLogic,, Inc. is sometimes referred to as “Registrant,” “we,” “us,” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by SomaLogic, Inc. (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:

(a) The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on October 18, 2021, relating to the Registration Statement on Form S-1 (File No. 333-259954), as amended, filed with the SEC on October 8, 2021, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on February 19, 2021 (File No. 001-40090) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees, and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director or officer of the Registrant, if such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant under which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and executive officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Second Amended and Restated Certificate of Incorporation, as currently in effect (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-40090), filed with the SEC on September 1, 2021).

4.4	Amended and Restated Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-40090), filed with the SEC on September 1, 2021).

5.1	Opinion of Reed Smith LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	2009 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-256127), filed with the SEC on August 5, 2021).

99.2	2017 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.11 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-256127), filed with the SEC on August 5, 2021).

99.3	2021 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-256127), filed with the SEC on August 5, 2021).

99.4	2021 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.2 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-256127), filed with the SEC on August 5, 2021).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of November, 2021.

SomaLogic, Inc.

By:	/s/ Roy Smythe
Roy Smythe
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Shaun Blakeman and Ruben Gutierrez and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Roy Smythe	Chief Executive Officer	November 8, 2021
Roy Smythe	(Principal Executive Officer)

/s/ Shaun Blakeman	Chief Financial Officer	November 8, 2021
Shaun Blakeman	(Principal Financial and Accounting Officer)

/s/ Robert Barchi
Robert Barchi	Director	November 7, 2021

/s/ Eli Casdin
Eli Casdin	Director	November 5, 2021

/s/ Kevin Conroy
Kevin Conroy	Director	November 5, 2021

/s/ Troy Cox
Troy Cox	Director	November 5, 2021

/s/ Charles M. Lillis
Charles M. Lillis	Director	November 8, 2021

/s/ Anne Margulies
Anne Margulies	Director	November 5, 2021

/s/ Ted Meisel
Ted Meisel	Director	November 5, 2021

/s/ Richard Post
Richard Post	Director	November 5, 2021

/s/ Stephen Quake
Stephen Quake	Director	November 5, 2021